UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: October 22, 2026

(Date of earliest event reported)

MARVELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40357	85-3971597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

(Address of principal executive offices, including zip code)

(302) 295-4840

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MRVL	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Third Amended and Restated Revolving Credit Agreement

On October 22, 2026, Marvell Technology, Inc. (the “Company”) entered into that certain Third Amended and Restated Revolving Credit Agreement (the “Revolving Credit Agreement”), by and among the Company, as borrower, the lenders party thereto (each, a “Revolving Lender”) and Bank of America, N.A. (the “Administrative Agent”), as the administrative agent. The Revolving Credit Agreement provides for borrowings of up to $3 billion in the form of revolving loans (“Revolving Loans”). Subject to certain conditions, the Company may increase the commitments under the Revolving Credit Agreement by up to an aggregate of $2 billion. The proceeds of the Revolving Loans may be used for working capital in the ordinary course of business and general corporate purposes of the Company and its subsidiaries. The Revolving Credit Agreement amends and restates in its entirety that certain Second Amended and Restated Revolving Credit Agreement, dated as of June 30, 2025, by and among the Company, the lenders from time to time party thereto and the Administrative Agent, which provided for a $1.5 billion revolving credit facility maturing June 2030. As of the effective date of the Revolving Credit Agreement, no Revolving Loans were outstanding.

Amounts borrowed under the Revolving Credit Agreement bear interest, at the Company’s election, at an “alternate base rate” plus an applicable margin, a term SOFR rate with a term of one, three or six months, plus an applicable margin, or a daily SOFR rate plus an applicable margin. The “alternate base rate” is a per annum rate equal to the highest of (i) 0.5% above the federal funds effective rate, (ii) the prime rate set by the administrative agent, (iii) 1.0% above the one-month term SOFR rate and (iv) 1.0%. The applicable margin for “alternate base rate” loans ranges from 0.0% to 0.5% and the applicable margin for term SOFR and daily SOFR loans ranges from 0.875% to 1.5%, in each case, with the actual margin determined according to the Company’s debt ratings. The Company must pay each Revolving Lender an unused commitment fee, which accrues based on the Company’s debt ratings and ranges from 0.075% to 0.20% per annum.

The commitments under the Revolving Credit Agreement terminate, and all Revolving Loans must be repaid, on the fifth anniversary of the effective date of the Revolving Credit Agreement; provided, however, that subject to certain conditions, the Company may request that the Revolving Lenders extend the maturity date by one year. Revolving Loans may be voluntarily prepaid in full or in part at any time, subject to customary breakage costs, if applicable.

The Revolving Credit Agreement requires that the Company and its subsidiaries, subject to certain exceptions, comply with covenants relating to customary matters, including with respect to creating or permitting liens, consolidating, merging, liquidating or dissolving and disposing of all or substantially all of their assets. It also prohibits subsidiaries of the Company from incurring additional indebtedness, subject to certain exceptions, and requires that the Company maintain a leverage ratio as of the end of each fiscal quarter of no greater than 4.00 to 1.00, which may, upon notice from the Company, increase to 4.50 to 1.00 for the fiscal quarter in which an acquisition with aggregate consideration of at least $500 million is consummated and the following three fiscal quarters, subject to certain limitations. The Revolving Credit Agreement also includes customary events of default, the occurrence of which, following any applicable grace period, would permit the Revolving Lenders to, among other things, terminate the commitments and declare the principal, accrued interest and other obligations of the Company under the Revolving Credit Agreement to be immediately due and payable.

Certain Revolving Lenders under the Revolving Credit Agreement and/or their respective affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

A copy of the Revolving Credit Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the Revolving Credit Agreement is qualified in its entirety by reference to the full text of the Revolving Credit Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1*	Third Amended and Restated Revolving Credit Agreement, dated as of October 22, 2026, among Marvell Technology, Inc., the lenders party thereto, and Bank of America, N.A., as the Administrative Agent

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

*

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2026

MARVELL TECHNOLOGY, INC.

By:	/s/ Mark Casper
Mark Casper
EVP, Chief Legal Officer and Secretary